LANE & MITTENDORF LLP
                           320 Park Avenue, 10th floor
                            New York, New York 10022


                                         July 15, 1997


Continental Stock Transfer
  & Trust Company
2 Broadway
New York, New York 10004

Ladies and Gentlemen:

          We are counsel to NMC Corp., a Delaware corporation (the "Company"). Our opinion has been requested in connection with the issuance of 50,000 shares of the Company's Common Stock, $.06 2/3 par value per share (the "Shares") to be issued to BHB Capital Group, Inc. (the "Holder").

          In such capacity and for the purposes of rendering the opinion hereinafter expressed, we have examined and relied upon original, reproduced or certified copies of corporate records, agreements, certificates and other communications of officers and representatives of the Company, and of public officials and such other documents as we have deemed relevant or necessary as a basis for such opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of all persons executing such documents, the conformity to authentic originals of all documents submitted to us as reproduced or certified copies and the truth and correctness of any representations and warranties contained therein.

          Based upon and in reliance upon the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

          (1)  The Shares have been authorized and validly issued.


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Continental Stock Transfer
   & Trust Company
July 15, 1997
Page 2


          We are admitted to the practice of law only in the State of New York. The opinions set forth herein are based upon the laws of the State of New York, the corporate laws of the State of Delaware and the Federal laws of the United States.

          The opinion expressed herein is for the benefit of and may be relied upon only by you and solely in connection with the transactions contemplated herein. Neither this opinion nor any extract herefrom or reference hereto shall be published or delivered to any other person or relied upon for any other purpose without our express written consent.

                                    LANE & MITTENDORF LLP